Exhibit 99.1

For Immediate Release:	April 18, 2013

Home BancShares, Inc. Announces a 50% Increase in Second Quarter

Cash Dividend Plus a Two-for-One Stock Split

Conway, AR – Home BancShares, Inc.’s (NASDAQ GS: HOMB), parent company of Centennial Bank, today announced that its Board of Directors has declared a regular $0.15 per share quarterly cash dividend payable June 5, 2013, to shareholders of record May 15, 2013. This cash dividend represents a $0.05 per share, or 50%, increase over the $0.10 cash dividend paid during the second quarter of 2012 and is a 15% increase over the $0.13 per share cash dividend paid during the first quarter.

In addition, the Board of Directors has declared a two-for-one stock split of its common stock payable in the form of a 100% stock dividend. The two-for-one stock split is payable June 12, 2013, to shareholders of record May 22, 2013. The additional shares will be distributed by the Company’s transfer agent, Computershare, and the per share price of the Company’s common stock will adjust accordingly on the NASDAQ Global Select Market. The Company currently has approximately 28,116,000 shares of common stock outstanding. After the stock split, the current number of shares of common stock outstanding will increase to approximately 56,232,000 shares.

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has locations in Central Arkansas, North Central Arkansas, Southern Arkansas, the Florida Keys, Southwestern Florida, Central Florida, the Florida Panhandle and South Alabama. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.”

This release contains forward-looking statements regarding the Company’s plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand, the ability to successfully integrate new acquisitions and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares, Inc.‘s financial results is included in its Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

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FOR MORE INFORMATION CONTACT:

Brian Davis

Chief Accounting Officer &

Investor Relations Officer

Home BancShares, Inc.

(501) 328-4770